---------------------                                            ------------------------------
FORM 4                                                                     OMB APPROVAL
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[ ] Check this box if no longer                                  OMB Number: 3235-0287
    subject to Section 16.  Form 4                               Expires: December 31, 2001
    or Form 5 obligations may                                    Estimated average burden hours
    continue. See Instruction 1(b)                               per response.......0.5


                         U.S. SECURITIES AND EXCHANGE COMMISSION
                                 Washington, D.C. 20549

                      STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

         Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or Section
                       30(f) of the Investment Company Act of 1940

(Print or Type Responses)
- -----------------------------------------------------------------------------------------------------------------
Name and Address of Reporting Person*                     2. Issuer Name and Ticker or Trading Symbol


Goslin,           Gretchen                                   French Fragrances, Inc.  (FRAG)
- ------------------------------------------------------------------------------------------------------------------
   (Last)         (First)     (Middle)                    3. IRS or Social        4. Statement for Month/Year
                                                             Security Number of
                                                             Reporting Person
                                                             (Voluntary)             December 2000
c/o French Fragrances, Inc.
14100 NW 60 Avenue                                                                --------------------------------
------------------------------------------------                                  5. If Amendment, Date of
                  (Street)                                                           Original (Month/Year)

Miami Lakes,     Florida        33014
- ------------------------------------------------------------------------------------------------------------------
   (City)           (State)     (Zip)

--------------------------------------------------

6. Relationship of Reporting Person(s) to Issuer
    (Check all applicable)

        Director                   10% Owner
   ---                       ----
    X   Officer (give              Other (specify
   ---     title below)      ----   below)

          Executive Vice President - Marketing
--------------------------------------------------------
7. Individual or Joint/Group Filing
   (Check Applicable Line)

    X  Form filed by One Reporting Person
   ---
       Form filed by More than One Reporting Person
   ---
--------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------
            Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
-----------------------------------------------------------------------------------------------------------------------
1. Title of Security       2. Trans-   3. Trans-    4. Securities Acquired (A) or  5. Amount of    6. Owner-   7. Nature
   (Instr. 3)                 action      action       Disposed of (D)                Securities      ship        of In-
                              Date        Code         (Instr. 3, 4 and 5)            Beneficially    Form:       direct
                                          (Instr. 8)                                  Owned at        Direct      Bene-
                             (Month/                                                  End of          (D) or      ficial
                                Day/                                                  Month           Indirect    Owner-
                               Year)                                                  (Instr. 3       (I)         ship
                                       ------------------------------------------     and 4)          (Instr. 4)  (Instr.
                                                                                                                   4)
                                                                 (A) or
                                        Code   V       Amount    (D)       Price
---------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value  12/29/00    C            3,220        A      $5.25/sh        34,260       D
---------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------

Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.

*If the form is filed by more than one reporting person, see Instruction 4(b)(v).

                                                                          (Over)
                                                                 SEC 1474 (7-96)

Table II -  Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

- ------------------------------------------------------------------------------------------------------------------
1. Title of   2. Conver-  3. Trans-  4. Transac-    5. Number of       6. Date            7. Title and Amount
   Derivative    sion        action     tion Code      Deriv-             Exercisable        of Underlying
   Security      or          Date       (Instr. 8)     ative              and Expiration     Securities
   (Instr. 3)    Exercise    (Month/                   Securities         Date               (Instr. 3 and 4)
                 Price       Day/                      Acquired (A)       (Month/Day/
                 of          Year)                     or Disposed of     Year)
                 Deriv-                                (D) (Instr. 3, 4
                 ative                                 and 5)
                 Security
                                                                         ----------------------------------------
                                                                         Date      Expira-             Amount
                                                                         Exer-     tion        Title   or
                                        ----------------------------     cisable   Date                Number
                                                                                                       of Shares
                                        Code    V    (A)      (D)
------------------------------------------------------------------------------------------------------------------
Stock Option (A)  $6.50/sh                                               11/02/96  5/02/01     Common      10,000
                                                                                               Stock
------------------------------------------------------------------------------------------------------------------
Stock Option (B)  $12.50/sh                                               8/28/98  2/28/03     Common      10,000
                                                                                               Stock
------------------------------------------------------------------------------------------------------------------
Stock Option (C)  $6.00/sh                                                9/03/99  3/03/04     Common      10,000
                                                                                               Stock
------------------------------------------------------------------------------------------------------------------
Stock Option (D)  $8.125/sh                                               3/06/00  3/06/05     Common      75,000
                                                                                               Stock
------------------------------------------------------------------------------------------------------------------
Stock Option (E)  $8.4375/sh   10/6/00    A     V    30,750               10/6/03  10/6/05     Common      30,750
                                                                                               Stock
------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------
8. Price      9. Number of       10.Owner-       11. Na-
   of            Derivative      ship of             ture
   Deriv-        Securities      Derivative          of
   ative         Beneficially    Security:           Indirect
   Secur-        Owned           Direct              Bene-
   ity           at End          (D) or              ficial
   (Instr        of Month        (I) Indirect        Owner-
   5)            (Instr. 4)      (Instr. 4)          ship
                                                     (Instr. 4)
----------------------------------------------------------------------
                    10,000            D
----------------------------------------------------------------------
                    10,000            D
----------------------------------------------------------------------
                     6,667            D
----------------------------------------------------------------------
                         0            D
----------------------------------------------------------------------
                         0            D
----------------------------------------------------------------------
Explanation of Responses:
(A)  Option granted pursuant to Issuer's 1981 Suave Stock Option Plan, exercisable as follows:
      3,334 on 11/02/96;  3,333 on 05/02/97; and 3,333 on 05/02/98.
(B)  Option granted pursuant to Issuer's 1995 Stock Option Plan, exercisable as follows:
      3,334 on 8/28/98;  3,333 on 2/28/99;  and 3,333 on 2/28/2000.
(C)  Option granted pursuant to Issuer's 1995 Stock Option Plan, exercisable as follows:
      3,334 on 9/3/99; 3,333 on 3/3/2000; and 3,333 on 3/3/2001.
(D)  Option granted pursuant to Issuer's 1995 Stock Option Plan, exercisable in three equal installments on 3/6/2001, 3/6/2002 and 3/6/2003.
(E)  Option granted pursuant to Issuer's 1995 Stock Option Plan, exercisable in full three years from the date of grant.


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.



/s/ Gretchen Goslin                          January 9, 2001
------------------------------------         ----------------------------------
**Signature of Reporting Person              Date



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                                                                 SEC 1474 (8-96)


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